Exhibit 8.1

February 20, 2013

Nomura Holdings,

Inc., 9-1, Nihonbashi 1-chome,

Chuo-ku, Tokyo 103-8645

Japan.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Nomura Holdings, Inc. in connection with the registration under the Securities Act of 1933 on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the heading “United States Taxation” in the prospectus (the “Prospectus”) included in the Registration Statement, subject to the limitations set forth therein.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP